Exhibit 10.2

DOUGLAS DYNAMICS, INC.
2024 STOCK INCENTIVE PLAN
GRANT NOTICE FOR RESTRICTED STOCK UNITS

FOR GOOD AND VALUABLE CONSIDERATION, Douglas Dynamics, Inc. (the “Company”), hereby grants to Participant named below the number of restricted stock units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the Douglas Dynamics, Inc. 2024 Stock Incentive Plan (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and provided to Participant, each as amended from time to time. Each restricted stock unit subject to this Award represents the right to receive one share of the Company’s common stock, par value $0.01 (the “Common Stock”), subject to the conditions set forth in this Grant Notice, the Plan and the Standard Terms and Conditions. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant: ______________________________

Grant Date: __________ __, 20__

Number of restricted stock units subject to the Award: __________

Vesting Schedule:         ________________________________________, subject to Section 2 of the Standard Terms and Conditions

Dividend Equivalent Rights: Yes _____         No _____

By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.

DOUGLAS DYNAMICS, INC.
Participant Signature
By:
Title:	Address (please print)

DOUGLAS DYNAMICS, INC.
STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to the Award of restricted stock units granted pursuant to the Douglas Dynamics, Inc. 2024 Stock Incentive Plan (the “Plan”), which are evidenced by a Grant Notice or an action of the Administrator that specifically refers to these Standard Terms and Conditions. In addition to these Terms and Conditions, the restricted stock units shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	TERMS OF RESTRICTED STOCK UNITS

Douglas Dynamics, Inc., a Delaware corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of a number of restricted stock units (the “Award” or the “Restricted Stock Units”) specified in the Grant Notice. Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	VESTING OF RESTRICTED STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of Restricted Stock Units as set forth in the Grant Notice.

Notwithstanding anything contained in these Standard Terms and Conditions to the contrary:

A.         Subject to Section 10, if the Participant has a Termination of Employment due to the Participant’s Retirement (as defined below) that occurs six months or more after the first day of the fiscal year in which the Grant Date occurs, the Restricted Stock Units shall continue to vest under the schedule described in the Grant Notice.

B.         If the Participant has a Termination of Employment by reason of death or Disability before the Restricted Stock Units have vested, the Restricted Stock Units shall fully vest upon such Termination of Employment.

C.         If the Participant has a Termination of Employment for any reason other than Retirement, death or Disability, any then unvested Restricted Stock Units held by the Participant shall be forfeited and canceled as of the date of such Termination of Employment.

3.	SETTLEMENT OF RESTRICTED STOCK UNITS

Vested Restricted Stock Units shall be settled by the delivery to the Participant or a designated brokerage firm of one share of Common Stock per vested Restricted Stock Unit as soon as reasonably practicable following the vesting of such Restricted Stock Units, and in all events no later than March 15 of the year following the year of vesting (unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding).

4.	RIGHTS AS STOCKHOLDER

The Participant shall not have voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares of Common Stock are reflected as issued and outstanding shares on the Company’s stock ledger.

5.	DIVIDEND EQUIVALENTS

To the extent the Grant Notice provides for dividend rights to apply to the Award, the Participant shall receive a cash payment equivalent to any dividends or other distributions paid with respect to the shares of Common Stock underlying the Restricted Stock Units, so long as the applicable record date occurs before such Restricted Stock Units are forfeited. If, however, any dividends or distributions with respect to the Common Stock underlying the Restricted Stock Units are paid in Shares rather than cash, the Participant shall be credited with additional restricted stock units equal to the number of Shares that the Participant would have received had the Restricted Stock Units been actual Shares, and such restricted stock units shall be deemed Restricted Stock Units subject to the same risk of forfeiture and other terms of the Grant Notice, these Standard Terms and Conditions and the Plan as are the other Restricted Stock Units granted under this Award. Any amounts due to the Participant under this provision shall be paid to the Participant, in cash, no later than the end of the calendar year in which the dividend or other distribution is paid to stockholders of the Company or, if later, the 15th day of the third month following the date the dividends are paid to stockholders; provided that, in the case of any distribution with respect to which the Participant is credited with additional Restricted Stock Units, distribution shall be made at the same time as payment is made in respect of the other Restricted Stock Units granted under this Award.

To the extent the Grant Notice provides that dividend rights will not apply to the Award, the Participant shall not have dividend rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares of Common Stock are reflected as issued and outstanding shares on the Company’s stock ledger.

6.	CHANGE OF CONTROL

The Restricted Stock Units shall be treated as follows if there is a Change of Control:

A.         If the Restricted Stock Units are not continued, assumed or substituted by the Participant’s employer (or an affiliate of such employer) that employs the Participant immediately following the Change of Control, the Restricted Stock Units shall fully vest upon the occurrence of the Change of Control. For each Restricted Stock Unit, the Participant shall receive (i) the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the Change of Control, (ii) common stock of the successor to the Company with a value equal to the price at which a share of Common Stock is valued in the Change of Control, or (iii) cash equal to the price at which a share of Common Stock is valued in the Change of Control, as determined by the Administrator in its discretion.

B.         If the Restricted Stock Units are continued, assumed or substituted by the Participant’s employer (or an affiliate of such employer) that employs the Participant immediately following the Change of Control, the Restricted Stock Units shall continue to vest as provided in the Grant Notice; provided, however, that if the Participant’s employment is terminated other than for Serious Misconduct (as defined below), or the Participant resigns for Good Reason (as defined below), in either case within twenty-four (24) months following the Change of Control, the Restricted Stock Units shall fully vest upon such termination or resignation.

For purposes hereof, the Restricted Stock Units shall be considered “assumed” if, following the Change of Control, the Restricted Stock Units confer the right to receive, for each share of Common Stock subject to the Restricted Stock Unit immediately prior to the Change of Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each share held on the effective date of the Change of Control, or (ii) common stock of the successor to the Company of substantially equivalent economic value to the consideration received in the Change of Control by holders of Common Stock for each share held on the effective date of the Change of Control (as determined by the Administrator in its discretion). The Restricted Stock Units will be considered “substituted for” if the successor or acquiror replaces the Restricted Stock Units with equity awards of substantially equivalent economic value measured as of the date the Change of Control occurs (as determined by the Administrator in its discretion).

Notwithstanding the foregoing, to the extent that Section 409A of the Code applies to the Restricted Stock Units, any such action shall be consistent with the requirements of Section 409A of the Code.

7.	RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued in respect of vested Restricted Stock Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

8.	INCOME TAXES

The Company shall not deliver Shares or cash payments in respect of any Restricted Stock Units or dividends (to the extent applicable to the Award) unless and until the Participant has made arrangements satisfactory to the Administrator to satisfy applicable withholding tax obligations. In the case of Shares, unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the delivery of the Common Stock, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the vesting of the Restricted Stock Units (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the Restricted Stock Units from any amounts payable by it to the Participant (including, without limitation, future cash wages). In the case of any cash payments, the Company may withhold from such payments any amounts necessary to satisfy withholding tax obligations.

9.	NON-TRANSFERABILITY OF AWARD

The Participant represents and warrants that the Restricted Stock Units are being acquired by the Participant solely for the Participant’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Participant further understands, acknowledges and agrees that, except as otherwise provided in the Plan or as permitted by the Administrator, the Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of.

10.	RESTRICTED ACTIVITIES

A.         By accepting the Restricted Stock Units, the Participant acknowledges and agrees that, any obligations of or restrictions on the Participant pursuant to any separate Confidentiality and Noncompetition or similar agreement(s) between the Participant and the Company shall be incorporated herein and be deemed to apply to this Award, including any forfeiture or repayment obligations described in Section F below.

B.         By accepting the Restricted Stock Units, the Participant acknowledges and agrees that, during the vesting period under the Grant Notice, the Participant will have access to and become acquainted with the Company’s and its Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and its Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”). The Participant shall not disclose any of the Company’s or any of its Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the vesting period under the Grant Notice or at any time thereafter, except as required in the course of his employment or service with the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or any of its Affiliates, whether prepared by the Participant or otherwise coming into the Participant’s possession, shall remain the exclusive property of the Company or its Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out the Participant’s duties in the course of the Participant’s employment or service, and if removed shall be immediately returned to the Company upon any Termination of Employment. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public except through disclosure by the Participant in violation of these Standard Terms and Conditions or other applicable agreements and (ii) information that may be required to be disclosed by applicable law.

C.         By accepting the Restricted Stock Units, the Participant acknowledges and agrees that, while employed by or in service with the Company and during any vesting period following the Participant’s Retirement, the Participant will not interfere with the business of the Company or any of its Affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any of its Affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

D.         By accepting the Restricted Stock Units, the Participant acknowledges and agrees that, while employed by or in service with the Company and during any vesting period following the Participant’s Retirement, the Participant will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of the Company or any of its Affiliates (i) during the vesting period under the Grant Notice prior to the Participant’s Retirement, in any location, and (ii) during the vesting period under the Grant Notice following the Participant’s Retirement, in any country in which the Company or any of its Affiliates was conducting business at the date of the Participant’s Termination of Employment and continues to do so thereafter; provided, however, that the foregoing shall not prevent the Participant from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange.

E.         By accepting the Restricted Stock Units, the Participant acknowledges and agrees that, while employed by or in service with the Company and during any vesting period following the Participant’s Retirement, the Participant shall not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company, any of its Affiliates or any of its or their respective products, services, affiliates, subsidiaries, officers, directors, employees or stockholders.

F.         By accepting the Restricted Stock Units, the Participant acknowledges and agrees that (i) the provisions of Section 2 providing for the continued vesting of the Restricted Stock Units upon Retirement and this Section 10 are mutually dependent and not severable, and (ii) the Company would not provide for the continued vesting of the Restricted Stock Units upon Retirement as provided for in Section 2 but for the Participant’s promises set out in and the enforceability of this Section 10. Accordingly, if the Participant fails to comply with this Section 10 or any part thereof, or if Section 10 or any part thereof is ever declared to be illegal, invalid, or otherwise unenforceable in any respect by a court of competent jurisdiction, then the Participant agrees that (x) the Restricted Stock Units held by the Participant that have not been settled shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Restricted Stock Units that have been settled, the Participant shall immediately pay to the Company the fair market value of the Shares associated with the settlement of the Restricted Stock Units at the time of vesting; provided that if the scope of the restrictions in this Section 10 as to time, geography, or scope of activities are deemed by court of competent jurisdiction to exceed the limitations permitted by applicable law, the Participant and the Company agree that the restrictions so deemed shall be, and are, automatically reformed to the maximum limitation permitted by such law.

11.	RECOUPMENT

This Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to any recoupment, clawback or compensation recovery policy that is adopted by the Company or otherwise made applicable by law, regulation or listing standards, from time to time. Accordingly, if the Administrator determines that recoupment of incentive compensation paid pursuant to this Award is required under any law, listing standard or any recoupment policy of the Company, then this Award will terminate immediately on the date of such determination to the extent required by such law, listing standard or recoupment policy and the Administrator may recoup any such incentive compensation in accordance with such recoupment policy or as required by law or listing standard. The Company shall have the right to offset against any other amounts due from the Company to the Participant the amount owed by the Participant hereunder.

12.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded.

13.	LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Restricted Stock Units. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason

14.	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

A.         “Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, or consisting of knowledge or “know-how” whether or not recorded in any medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Participant); business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any unauthorized disclosure or breach of duty by the Participant.

B.         “Good Reason” shall mean the Participant’s Termination of Employment from the Company or its successor within sixty (60) days following the occurrence of (i) a material reduction in the Participant’s base salary; (ii) a material adverse change in the Participant’s responsibilities; or (iii) a required relocation of the Participant’s principal place of employment by more than thirty-five (35) miles from its location as in effect immediately prior to the Change of Control; provided, that the Participant shall have provided written notice to the Company or its successor of his or her intention to resign for Good Reason and the grounds therefor within thirty (30) days following the occurrence of the event constituting Good Reason, and the Company shall have failed to cure such event within thirty (30) days of receiving such notice.

C.         “Retirement” shall mean the Participant’s voluntary Termination of Employment from the Company after the earlier of (i) the date on which the Participant attains age sixty-five (65) or (ii) the date on which the Participant has attained age fifty-five (55) and at least ten (10) years of continuous service with the Company.

D.         “Serious Misconduct” shall mean the occurrence of any of the following: (i) any willful, intentional or grossly negligent act by the Participant having the effect of materially injuring the interest, business or prospects of the Company or its successor or any of their Affiliates; (ii) the material violation or material failure by the Participant to comply with the Company’s or its successor’s material published rules, regulations or policies, as in effect from time to time; (iii) the Participant’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (iv) any willful or intentional misappropriation or embezzlement of the property of the Company or its successor or any of their Affiliates; or (v) a material breach of Section 10 above by the Participant; provided, however, that in the event that the Company or its successor determines to terminate the Participant’s employment pursuant to clauses (ii) or (v) of this definition of Serious Misconduct, such termination shall only become effective if the Company or its successor shall first give the Participant written notice of such Serious Misconduct, which notice shall identify in reasonable detail the manner in which the Company or its successor believes Serious Misconduct to exist and indicates the steps required to cure such Serious Misconduct, if curable, and the Participant shall fail within thirty (30) days of such notice to substantially remedy or correct the same.

15.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.

16.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Restricted Stock Units via Company web site or other electronic delivery.